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As filed with the Securities and Exchange Commission on March 10, 2017

Registration No. 333-215940

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 3 to
FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

ProPetro Holding Corp.
(Exact name of registrant as specified in its charter)

Delaware	1389	26-3685382
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

1706 S. Midkiff, Bldg. B
Midland, Texas 79701
(432) 688-0012
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

Dale Redman
Chief Executive Officer
1706 S. Midkiff, Bldg. B
Midland, Texas 79701
(432) 688-0012
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Ryan J. Maierson Thomas G. Brandt Latham & Watkins LLP 811 Main Street, Suite 3700 Houston, Texas 77002 (713) 546-5400	Alan Beck Douglas E. McWilliams Vinson & Elkins L.L.P. 1001 Fannin Street, Suite 2500 Houston, Texas 77002 (713) 758-2222

Approximate date of commencement of proposed sale to the public:
As soon as practicable after this Registration Statement becomes effective.

            If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.    ☐

            If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

            If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

            If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

            Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of "large accelerated filer," "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☒ (Do not check if a smaller reporting company)	Smaller reporting company ☐

            The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

 Explanatory Note

          This Amendment No. 3 is being filed for the purposes of updating Items 13 and 14, and filing Exhibits 3.1, 3.3 and 5.1, to the Registration Statement (Commission File No. 333-215940). No changes or additions are being made hereby to the Prospectus constituting Part I of the Registration Statement (not included herein) or to Items 15 or 17 of Part II of the Registration Statement.

 Part II

Information Not Required in Prospectus

Item 13.    Other Expenses of Issuance and Distribution

          Set forth below are the expenses (other than underwriting discounts and the structuring fee) expected to be incurred in connection with the issuance and distribution of the securities registered hereby. With the exception of the SEC registration fee, the FINRA filing fee and the NYSE listing fee, the amounts set forth below are estimates.

SEC registration fee	$50,649
FINRA filing fee	66,050
NYSE listing fee	150,000
Printing and engraving expenses	500,000
Fees and expenses of legal counsel	1,500,000
Accounting and consulting fees and expenses	1,366,109
Transfer agent and registrar fees	8,000

Total	$3,640,808

Item 14.    Indemnification of Directors and Officers

          Our certificate of incorporation provides that a director will not be liable to the corporation or its stockholders for monetary damages to the fullest extent permitted by the DGCL. In addition, if the DGCL is amended to authorize the further elimination or limitation of the liability of directors, then the liability of a director of the corporation, in addition to the limitation on personal liability provided for in our certificate of incorporation, will be limited to the fullest extent permitted by the amended DGCL. Our bylaws provide that the corporation will indemnify, and advance expenses to, any officer or director to the fullest extent authorized by the DGCL.

          Section 145 of the DGCL provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement in connection with specified actions, suits and proceedings whether civil, criminal, administrative, or investigative, other than a derivative action by or in the right of the corporation, if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that indemnification extends only to expenses, including attorneys' fees, incurred in connection with the defense or settlement of such action and the statute requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. The statute provides that it is not exclusive of other indemnification that may be granted by a corporation's certificate of incorporation, bylaws, disinterested director vote, stockholder vote, agreement or otherwise.

          Our certificate of incorporation also contains indemnification rights for our directors and our officers. Specifically, our certificate of incorporation provides that we shall indemnify our officers and directors to the fullest extent authorized by the DGCL. Further, we may maintain insurance on behalf of our officers and directors against expense, liability or loss asserted incurred by them in their capacities as officers and directors.

          We have obtained directors' and officers' insurance to cover our directors, officers and some of our employees for certain liabilities.

          We will enter into written indemnification agreements with our directors and executive officers. Under these proposed agreements, if an officer or director makes a claim of indemnification to us, either a majority of the independent directors or independent legal counsel selected by the independent directors must review the relevant facts and make a determination whether the officer or director has met the standards of conduct under Delaware law that would permit (under Delaware law) and require (under the indemnification agreement) us to indemnify the officer or director.

          The underwriting agreement provides for indemnification by the underwriters of us and our officers and directors, and by us of the underwriters, for certain liabilities arising under the Securities Act or otherwise in connection with this offering.

Item 15.    Recent Sales of Unregistered Securities

          During the past three years, we have issued unregistered securities to a limited number of persons, as described below. None of these transactions involved any underwriters, underwriting discounts or commissions or any public offering. We believe that each of these transactions was exempt from the registration requirements pursuant to Section 4(a)(2) of the Securities Act, Regulation D or Regulation S promulgated thereunder or Rule 701 of the Securities Act. All share and price information included in this section does not reflect the impact of the expected split of our common stock to be effected after the effective date of this registration statement and prior to the completion of this offering.

          In June and July 2016, we issued 12,418,847 additional shares (after giving effect to the December 22, 2016 reverse stock split) of common stock to certain investment funds managed by Energy Capital Partners and a minority shareholder for $40.425 million. We used the proceeds from the private offering for working capital purposes and to repay indebtedness under our term loan.

          In July 2016, pursuant to our 2013 Stock Option Plan, we granted stock options to Spencer D. Armour, III and our named executive officers as set forth below. All of these 2016 options have a $3.26 per share exercise price. Such stock options are scheduled to vest in five equal semi-annual installments starting on December 31, 2016. In connection with this offering, we intend to fully accelerate the vesting of the unvested portion of these stock options.

Dale Redman - 345,890
Jeffrey Smith - 214,463
David Sledge - 159,324
Spencer D. Armour, III - 159,324

          Effective as of December 27, 2016, we completed a private placement of 11,724,134 shares of our Series A Convertible Preferred stock, par value $0.001 (the "Series A Preferred Shares") to certain "accredited investors" (as defined in Regulation D promulgated under the Securities Act of 1933, as amended). We believe that the private offering of Series A Preferred Shares was exempt from the registration requirements pursuant to Rule 506 under Regulation D. We received net proceeds of approximately $163 million.

Item 16.    Exhibits

          The following documents are filed as exhibits to this registration statement:

Exhibit number		Description
1.1	†	Form of Underwriting Agreement (including form of Lock-up Agreement)

3.1		Certificate of Incorporation of ProPetro Holding Corp.

3.2	†	Form of Certificate of Amendment of the Certificate of Incorporation of ProPetro Holding Corp.

3.3		Bylaws of ProPetro Holding Corp.

4.1	†	Specimen Stock Certificate

4.2	†	Registration Rights Agreement, dated March 4, 2013, by and among ProPetro Holding Corp. and the parties thereto

4.3	†	Registration Rights Agreement, dated December 27, 2016, by and among ProPetro Holding Corp. and the investors listed on Schedule A thereto

4.4	†	Form of Stockholders Agreement

5.1		Opinion of Latham & Watkins LLP as to the legality of the securities being registered

10.1	†	Form of Indemnification Agreement

10.2	†	Form of Credit Agreement

10.3	†#	Employment Agreement, dated April 17, 2013, by and between ProPetro Holding Corp. and Dale Redman

10.4	†#	Employment Agreement, dated April 17, 2013, by and between ProPetro Holding Corp. and David Sledge

10.5	†#	Employment Agreement, dated April 17, 2013, by and between ProPetro Holding Corp. and Jeffrey Smith

10.6	†#	Stock Option Plan of ProPetro Holding Corp., dated March 4, 2013

10.7	†#	First Amendment to the Stock Option Plan of ProPetro Holding Corp., dated June 14, 2013

10.8	†#	Second Amendment to the Stock Option Plan of ProPetro Holding Corp., dated December 2, 2016

10.9	†#	Non-Qualified Stock Option Agreement, dated June 14, 2013, by and between ProPetro Holding Corp. and Dale Redman

10.10	†#	Non-Qualified Stock Option Agreement, dated June 14, 2013, by and between ProPetro Holding Corp. and David Sledge

10.11	†#	Non-Qualified Stock Option Agreement, dated June 14, 2013, by and between ProPetro Holding Corp. and Jeffrey Smith

10.12	†#	Non-Qualified Stock Option Agreement, dated June 14, 2013, by and between ProPetro Holding Corp. and Spencer D. Armour, III

Exhibit number		Description
10.13	†#	Non-Qualified Stock Option Agreement, dated July 19, 2016, by and between ProPetro Holding Corp. and Dale Redman

10.14	†#	Non-Qualified Stock Option Agreement, dated July 19, 2016, by and between ProPetro Holding Corp. and David Sledge

10.15	†#	Non-Qualified Stock Option Agreement, dated July 19, 2016, by and between ProPetro Holding Corp. and Jeffrey Smith

10.16	†#	Non-Qualified Stock Option Agreement, dated July 19, 2016, by and between ProPetro Holding Corp. and Spencer D. Armour, III

10.17	†#	Restricted Stock Unit Grant Notice and Restricted Stock Unit Agreement, dated September 30, 2013, by and between ProPetro Holding Corp. and Dale Redman

10.18	†#	Form of ProPetro Holding Corp. 2017 Incentive Award Plan

10.19	†#	Form of ProPetro Holding Corp. Senior Executive Incentive Bonus Plan

10.20	†#	Form of ProPetro Holding Corp. Non-Employee Director Compensation Policy

10.21	†#	Form of ProPetro Holding Corp. Director Stock Ownership Policy

10.22	†#	Form of ProPetro Holding Corp. 2017 Incentive Award Plan Stock Option Grant Notice and Stock Option Agreement

10.23	†#	Form of ProPetro Holding Corp. Amendment to Non-Qualified Stock Option Agreement

10.24	†#	Amendment to Employment Agreement, by and between ProPetro Holding Corp. and Dale Redman

10.25	†#	Employment Agreement, dated February 17, 2017, by and between ProPetro Holding Corp. and Mark Howell

21.1	†	List of Subsidiaries of ProPetro Holding Corp.

23.1	†	Consent of Deloitte & Touche LLP

23.2		Consent of Latham & Watkins LLP (contained in Exhibit 5.1)

23.3	†	Consent of Prospective Director (Ciabatti)

23.4	†	Consent of Prospective Director (Douglas)

23.5	†	Consent of Prospective Director (Moore)

23.6	†	Consent of Prospective Director (Leininger)

24.1	†	Powers of Attorney (contained on the signature page to this Registration Statement)

*
To be filed by amendment.

†
Previously filed.

#
Compensatory plan, contract or arrangement.

Item 17.    Undertakings

          The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

          Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

          The undersigned registrant hereby undertakes that,

            (1)     For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

            (2)     For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

            (3)     That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

            (4)     That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

              (a)     Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

              (b)     Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

              (c)     The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

              (d)     Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

 SIGNATURES

          Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, Texas, on March 10, 2017.

ProPetro Holding Corp.
By:	/s/ DALE REDMAN
	Name:	Dale Redman
	Title:	Chief Executive Officer

          Pursuant to the requirements of the Securities Act of 1933, as amended this Registration Statement has been signed by the following persons in the capacities indicated on March 10, 2017.

Signature		Title

/s/ DALE REDMAN Dale Redman		Chief Executive Officer and Director (Principal Executive Officer)
/s/ JEFFREY SMITH Jeffrey Smith		Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)
* Spencer D. Armour, III		Director
* Schuyler E. Coppedge		Director
* Stephen Herman		Director
* Matthew H. Himler		Director
* Peter Labbat		Director
*
Jeffrey Smith hereby signs this Amendment No. 3 to the Registration Statement on behalf of the indicated persons for whom he is attorney-in-fact on March 10, 2017, pursuant to powers of attorney previously filed as Exhibit 24.1 to the Registration Statement on Form S-1 of ProPetro Holding Corp. filed with the Securities and Exchange Commission on February 8, 2017.
*By:	/s/ JEFFREY SMITH Jeffrey Smith Attorney-in-fact

 EXHIBIT INDEX

Exhibit number		Description
1.1	†	Form of Underwriting Agreement (including form of Lock-up Agreement)

3.1		Certificate of Incorporation of ProPetro Holding Corp.

3.2	†	Form of Certificate of Amendment of the Certificate of Incorporation of ProPetro Holding Corp.

3.3		Bylaws of ProPetro Holding Corp.

4.1	†	Specimen Stock Certificate

4.2	†	Registration Rights Agreement, dated March 4, 2013, by and among ProPetro Holding Corp. and the parties thereto

4.3	†	Registration Rights Agreement, dated December 27, 2016, by and among ProPetro Holding Corp. and the investors listed on Schedule A thereto

4.4	†	Form of Stockholders Agreement

5.1		Opinion of Latham & Watkins LLP as to the legality of the securities being registered

10.1	†	Form of Indemnification Agreement

10.2	†	Form of Credit Agreement

10.3	†#	Employment Agreement, dated April 17, 2013, by and between ProPetro Holding Corp. and Dale Redman

10.4	†#	Employment Agreement, dated April 17, 2013, by and between ProPetro Holding Corp. and David Sledge

10.5	†#	Employment Agreement, dated April 17, 2013, by and between ProPetro Holding Corp. and Jeffrey Smith

10.6	†#	Stock Option Plan of ProPetro Holding Corp., dated March 4, 2013

10.7	†#	First Amendment to the Stock Option Plan of ProPetro Holding Corp., dated June 14, 2013

10.8	†#	Second Amendment to the Stock Option Plan of ProPetro Holding Corp., dated December 2, 2016

10.9	†#	Non-Qualified Stock Option Agreement, dated June 14, 2013, by and between ProPetro Holding Corp. and Dale Redman

10.10	†#	Non-Qualified Stock Option Agreement, dated June 14, 2013, by and between ProPetro Holding Corp. and David Sledge

10.11	†#	Non-Qualified Stock Option Agreement, dated June 14, 2013, by and between ProPetro Holding Corp. and Jeffrey Smith

10.12	†#	Non-Qualified Stock Option Agreement, dated June 14, 2013, by and between ProPetro Holding Corp. and Spencer D. Armour, III

10.13	†#	Non-Qualified Stock Option Agreement, dated July 19, 2016, by and between ProPetro Holding Corp. and Dale Redman

10.14	†#	Non-Qualified Stock Option Agreement, dated July 19, 2016, by and between ProPetro Holding Corp. and David Sledge

Exhibit number		Description
10.15	†#	Non-Qualified Stock Option Agreement, dated July 19, 2016, by and between ProPetro Holding Corp. and Jeffrey Smith

10.16	†#	Non-Qualified Stock Option Agreement, dated July 19, 2016, by and between ProPetro Holding Corp. and Spencer D. Armour, III

10.17	#†	Restricted Stock Unit Grant Notice and Restricted Stock Unit Agreement, dated September 30, 2013, by and between ProPetro Holding Corp. and Dale Redman

10.18	#†	Form of ProPetro Holding Corp. 2017 Incentive Award Plan

10.19	#†	Form of ProPetro Holding Corp. Senior Executive Incentive Bonus Plan

10.20	#†	Form of ProPetro Holding Corp. Non-Employee Director Compensation Policy

10.21	#†	Form of ProPetro Holding Corp. Director Stock Ownership Policy

10.22	#†	Form of ProPetro Holding Corp. 2017 Incentive Award Plan Stock Option Grant Notice and Stock Option Agreement

10.23	#†	Form of ProPetro Holding Corp. Amendment to Non-Qualified Stock Option Agreement

10.24	#†	Amendment to Employment Agreement, by and between ProPetro Holding Corp. and Dale Redman

10.25	#†	Employment Agreement, dated February 17, 2017, by and between ProPetro Holding Corp. and Mark Howell

21.1	†	List of Subsidiaries of ProPetro Holding Corp.

23.1	†	Consent of Deloitte & Touche LLP

23.2		Consent of Latham & Watkins LLP (contained in Exhibit 5.1)

23.3	†	Consent of Prospective Director (Ciabatti)

23.4	†	Consent of Prospective Director (Douglas)

23.5	†	Consent of Prospective Director (Moore)

23.6	†	Consent of Prospective Director (Leininger)

24.1	†	Powers of Attorney (contained on the signature page to this Registration Statement)

*
To be filed by amendment.

†
Previously filed.

#
Compensatory plan, contract or arrangement.

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Explanatory Note
Part II
  Item 13. Other Expenses of Issuance and Distribution
  Item 14. Indemnification of Directors and Officers
  Item 15. Recent Sales of Unregistered Securities
  Item 16. Exhibits
  Item 17. Undertakings
SIGNATURES
EXHIBIT INDEX